As filed with the Securities and Exchange Commission on April 2, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

KYPHON INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0366069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1350 Bordeaux Drive

Sunnyvale, CA 94089

(Address of principal executive offices)

2002 STOCK PLAN

2002 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Richard W. Mott

President and Chief Executive Officer

Kyphon Inc.

1350 Bordeaux Drive

Sunnyvale, CA 94089

(408) 548-6500

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

David J. Saul, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(415) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock $0.001 par value	1,867,817 shares(1)(5)	$9.06(2)	$16,922,422.02	$1,369.02
Common Stock $0.001 par value	747,127 shares(3)(5)	$7.70(4)	$ 5,753,625.03	$ 465.47
TOTAL	2,614,944 shares	—	$22,676,047.05	$1,834.49

(1)	For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into three subtotals. This subtotal represents an increase in the number of shares authorized under the 2002 Stock Plan.
(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of the Common Stock as reported in the Nasdaq Stock Market on March 28, 2003.
(3)	This subtotal represents an increase in the number of shares authorized under the 2002 Employee Stock Purchase Plan.
(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. Computation based upon 85% (see explanation in following sentence) of the average of the high and low prices of the Common Stock as reported in the Nasdaq Stock Market on March 28, 2003. Pursuant to the 2002 Employee Stock Purchase Plan, which plan is incorporated by reference herein, the purchase price of a share of Common Stock shall be an amount equal to 85% of the fair market value of a share of Common Stock on the Enrollment Date or the Exercise Date (as defined in such plan), whichever is lower.
(5)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares of Common Stock registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of Common Stock.

KYPHON INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

We previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (SEC File Nos. 333-83678) on May 16, 2002, in connection with our 2002 Stock Plan and our 2002 Employee Stock Purchase Plan. We are registering additional shares of our common stock pursuant to our 2002 Stock Plan and our 2002 Employee Stock Purchase Plan. Accordingly, the contents of our previously filed Form S-8, including periodic reports that we filed after filing the Form S-8 to maintain current information about us, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

Item 3.    Incorporation of Documents by Reference.

There is hereby incorporated by reference in this Registration Statement the following document and information heretofore filed by Kyphon Inc. (the “Company”) with the Securities and Exchange Commission:

(1)    The Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, on March 28, 2003.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 5.    Interests of Named Experts and Counsel.

Certain members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and investment partnerships of which such persons are partners, beneficially own approximately 125,000 shares of the Company’s Common Stock.

Item 6.    Indemnification of Directors and Officers.

The Company has entered into indemnification agreements with all of its directors and executive officers, in addition to the indemnification provided for in the Company’s Amended and Restated Certificate of Incorporation and Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

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Item 8.    Exhibits.

Exhibit Number	Description
5.1	Opinion of counsel as to the legality of securities being registered.

10.3*	2002 Stock Plan.

10.4*	2002 Employee Stock Purchase Plan.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).

24.1	Power of Attorney (see page II-3).

*	Incorporated by reference to exhibits filed with the Company’s Registration Statement on Form S-1 (file no. 333-83678), and as declared effective on May 16, 2002.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Kyphon Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 2nd day of April, 2003.

KYPHON INC.

By:	/s/ RICHARD W. MOTT
Richard W. Mott President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard W. Mott and Jeffrey L. Kaiser, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD W. MOTT (Richard W. Mott)	President, Chief Executive Officer and Director (Principal Executive Officer)	April 2, 2003

/s/ JEFFREY L. KAISER (Jeffrey L. Kaiser)	Vice President of Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	April 2, 2003

/s/ KAREN D. TALMADGE, PH.D. (Karen D. Talmadge, Ph.D.)	Executive Vice President and Director	April 2, 2003

/s/ STEPHEN M. CAMPE (Stephen M. Campe)	Director	April 2, 2003

/s/ DOUGLAS W. KOHRS (Douglas W. Kohrs)	Director	April 2, 2003

/s/ JAMES T. TREACE (James T. Treace)	Director	April 2, 2003

/s/ ELIZABETH H. WEATHERMAN (Elizabeth H. Weatherman)	Director	April 2, 2003

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